UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2010 (November 18, 2010)
TechTarget, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-33472	04-3483216

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street Newton, Massachusetts	02466

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 431-9200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Lease Agreement Amendment
On November 18, 2010, TechTarget, Inc. (the “Company”) entered into a First Amendment (the “Lease Amendment”) of its facility Lease Agreement (the “275 Grove Street Lease”), dated August 4, 2009, between the Company and MA-Riverside Project, L.L.C. (the “Landlord”) for the leased premises in Building One located at 275 Grove Street, Newton, Massachusetts (the “Leased Premises”). Pursuant to the terms of the Lease Amendment, the Company has agreed to lease an additional 8,400 square feet on the third floor of Building One (the “Additional Leased Premises”). The Scheduled Additional Space Completion Date for the Additional Leased Premises is March 1, 2011. The commencement date of the Company’s occupancy will occur on the later of either (i) the Scheduled Additional Space Completion Date or (ii) the day following the date on which the Additional Leased Premises are “ready for occupancy”, as defined in the Lease Amendment (the “Commencement Date”). Subject to a period of certain Landlord concessions, the annual fixed rent payable by the Company for the Additional Leased Premises from the Commencement Date through the first year of the term of the 275 Grove Street Lease is $32.50 per rentable square foot, with incremental increases of $0.50 per rentable square foot for the following nine years. The Lessor is obligated to perform all relevant renovations and build-out, in addition to providing certain other monetary incentives.
The description of the terms and conditions of the Lease Amendment set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Amendment attached hereto as Exhibit 10.1 and incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits.

(d	)	Exhibits.

10.1		First Amendment, dated as of November 18, 2010, by and between TechTarget, Inc. and MA-Riverside Project, L.L.C.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechTarget, Inc.
Date: November 22, 2010	By:	/s/ Jeffrey Wakely
Jeffrey Wakely
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment, dated as of November 22, 2010, by and between MA-Riverside Project, L.L.C., as Landlord and TechTarget, Inc., as Tenant